Exhibit 3.33

SANTA BARBARA ASSET MANAGEMENT, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
October 3, 2005

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ii

SANTA BARBARA ASSET MANAGEMENT, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Santa Barbara Asset Management, LLC (the “Company”), dated as of October 3, 2005, by and among Nuveen Investments, Inc., a Delaware corporation (“Nuveen”), 200 East Carrillo Partners, LLC a Delaware limited liability company (“Management LLC”), and the persons who may from time to time become members of the Company in accordance with the provisions hereof (each, a Member, and collectively, the “Members”).

WHEREAS, a limited liability company has been formed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”) and a Limited Liability Company Agreement (the “Initial Agreement”) entered into as of July 29, 2005 with respect to the Company, which Initial Agreement was amended and restated (as amended and restated, the “Prior Agreement”) in its entirety by and among the Company and certain former members of the Company in connection with the Contribution (as defined in the Purchase and Sale Agreement (the “Purchase Agreement”) by and among Nuveen, the Company and Santa Barbara Asset Management, Inc., a California corporation (“Old SBAM”));

WHEREAS, Nuveen is acquiring the Class 1 Interests (as hereinafter defined) from Old SBAM pursuant to the Purchase Agreement, and each of the Company employees has contributed each of the Class 2A, 2B, 5 and 6 Interests (as hereinafter defined) owned by them to Management LLC, and as a result of the foregoing Nuveen and Management LLC have become Members (as hereinafter defined) and Old SBAM and the other parties to the Prior Agreement (other than the Company) have ceased to be Members;

WHEREAS, in connection with the foregoing, the Members wish to set out fully their respective rights, powers, obligations and duties regarding the Company and its affairs, assets, liabilities and the conduct of its management, business and operations.

NOW, THEREFORE, the parties agree as set forth below.

ARTICLE I

DEFINITIONS

Section 1.1             Definitions. As used in this Agreement, the following terms shall have the respective meanings specified as referred to in this Article I:

(a)           “Act” has the meaning set forth in the recitals hereto.

(b)           “Affiliate” shall mean any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.

(c)           “Agreement” has the meaning set forth in the preamble hereto.

(d)           “Bonus Pool” has the meaning set forth in Section 4.4.

(e)           “Call Interests” shall mean, with respect to the exercise of a given Call Right, the Interests the Managing Member has elected to purchase pursuant to such Call Right.

(f)            “Call Right” has the meaning set forth in Section 5.3(a).

(g)           “Class 1 Amount” shall mean $4,550,000.

(h)           “Class 1 Interests” has the meaning set forth in Section 3.1.

(i)            “Class 1 Member” shall mean a Member holding a Class 1 Interest.

(j)            “Class 1 Residual Return” has the meaning set forth in Section 3.5(a).

(k)           “Class 2A Amount” shall mean the product of (A) Pre-Bonus Operating Income for the applicable Fiscal Year minus the quotient obtained by dividing (i) $4,550,000 by (ii) one minus the Variable Participation Percentage and (B) 27.78%; provided that if this amount as calculated is less than zero, then the Class 2A Amount shall be equal to zero.

(l)            “Class 2A Cap” shall mean $833,333.33.

(m)          “Class 2A Interests” has the meaning set forth in Section 3.1.

(n)           “Class 2A Member” shall mean a Member holding a Class 2A Interest.

(o)           “Class 2A Preferred Return” has the meaning set forth in Section 3.4(b).

(p)           “Class 2B Amount” shall mean the product of (A) Pre-Bonus Operating Income for the applicable Fiscal Year minus the quotient obtained by dividing (i) $6,800,000 by (ii) one minus the Variable Participation Percentage and (B) 56.95%; provided that if this amount as calculated is less than zero, then the Class 2B Amount shall be equal to zero.

(q)           “Class 2B Cap” shall mean $1,666,666.67.

(r)            “Class 2B Interests” has the meaning set forth in Section 3.1.

(s)           “Class 2B Member” shall mean a Member holding a Class 2B Interest.

(t)            “Class 5 Amount” shall mean the product of (A) Pre-Bonus Operating Income for the applicable Fiscal Year minus the quotient obtained by dividing (i) $9,000,000 by (ii) one minus the Variable Participation Percentage and (B) 25.00%; provided that if this amount as calculated is less than zero, then the Class 5 Amount shall be equal to zero.

(u)           “Class 5 Cap” shall mean an amount equal to the Residual Profits Amount for Fiscal Year 2009 less the Class 6 Preferred Return for Fiscal Year 2009.

(v)           “Class 5 Interests” has the meaning set forth in Section 3.1.

(w)          “Class 5 Member” shall mean a Member holding a Class 2B Interest.

(x)            “Class 5 Preferred Return” has the meaning set forth in Section 3.4(c).

(y)           “Class 6 Interest” has the meaning set forth in Section 3.1.

(z)            “Class 6 Member” shall mean a Member holding a Class 6 Interest.

(aa)         “Class 6 Preferred Return” has the meaning set forth in Section 3.4(d).

(bb)         “Closing Date” shall mean, with respect to a Call Right, the date specified for the closing of the purchase and sale of Call Interests pursuant to the notice required by Section 5.3(a).

(cc)         “Code” has the meaning set forth in Section 3.2.

(dd)         “Company” has the meaning set forth in the preamble hereto.

(ee)         “Contribution” has the meaning set forth in the recitals hereto.

(ff)           “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Gross Asset Value of the asset is positive, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

(gg)         “Executive Committee” has the meaning set forth in Section 4.3.

(hh)         “Fair Market Multiple” shall mean twelve (12); provided that if in the good faith judgment of the Managing Member and the Non-Managing Members it is clear that such multiple is not within the range of multiples that would result at the time of such determination in fair market value being paid in respect of any Interests called pursuant to a Call Right, taking into account such factors as, without limitation, then-existing market conditions, the Company’s business risk profile and such other factors as may be relevant to such determination, then the Managing Member and the Non-Managing Members shall in good faith agree at such time on an appropriate process for determining a Fair Market Multiple within such range.

(ii)           “Fair Market Value” has the meaning set forth in Section 5.3(c).

(jj)           “Fiscal Year” shall have the meaning set forth in Section 2.8.

(kk)         “Gross Asset Value” means, with respect to any Company asset, the adjusted basis of such asset for Federal income tax purposes, except as follows:

(1)           The initial Gross Asset Value of any Company asset (other than cash) contributed by a Member to the Company shall be the gross fair market value of such Company asset as of the date of such contribution, as determined in good faith by the Managing Member;

(2)           The Gross Asset Value of each Company asset shall be adjusted to equal its respective gross Fair Market Value, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets (other than cash) as consideration for all or part of its Interest unless the Managing Member determines that such adjustment is not necessary to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(3)           The Gross Asset Value of a Company asset distributed to any Member shall be the gross fair market value of such Company asset as of the date of distribution thereof, as determined in good faith by the Managing Member, and

(4)           If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subparagraphs (1) or (2) above, such Gross Asset Value shall thereafter be adjusted to reflect the Depreciation taken into account with respect to such Company asset for purposes of computing Net Profits and Net Losses.

(ll)           “Initial Agreement” has the meaning set forth in the recitals hereto.

(mm)       “Interest” has the meaning set forth in Section 2.7.

(nn)         “Management LLC” has the meaning set forth in the preamble hereto.

(oo)         “Managing Member” has the meaning set forth in Section 4.1(a).

(pp)         “Member” has the meaning set forth in the preamble hereto.

(qq)         “Net Profit” or “Net Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (including for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1)), with the following adjustments:

(l)            Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition shall be added to such taxable income or loss;

(2)           Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) (other than expenses in respect of which an election is properly made under Section 709 of the Code), and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition shall be subtracted from such taxable income or loss;

(3)           In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (2) or (3) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of an asset) or loss (if the adjustment decreases the Gross Asset Value of an asset) from the disposition of such Company asset for purposes of computing Net Profit or Net Loss;

(4)           Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company asset disposed of, notwithstanding that the adjusted tax basis of such Company asset may differ from its Gross Asset Value;

(5)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation; and

(6)           Any items separately allocated under Section 3.3(e) will be disregarded.

(rr)           “Non-Managing Members” shall mean Management LLC and any other Person who may from time to time become a Member as a Non-Managing Member pursuant to Section 5.1.

(ss)         “Notices” has the meaning set forth in Section 8.4.

(tt)           “Nuveen” has the meaning set forth in the preamble hereto.

(uu)         “Old SBAM” has the meaning set forth in the recitals hereto.

(vv)         “Operating Income” for a given Fiscal Year shall mean the Pre-Bonus Operating Income for such Fiscal Year less the Bonus Pool for such Fiscal Year.

(ww)       “Person” shall mean any individual, partnership (limited or general), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

(xx)          “Post-Effective Gain” shall mean the excess (if any) of (i) the proceeds (net of transaction expenses and excluding assumed liabilities) of a Post-Effective Gain Transaction over (ii) $50,000,000.

(yy)         “Post-Effective Gain Transaction” shall mean any sale of all or substantially all of the assets of the Company or any taxable merger or similar business combination transaction, involving a Person not affiliated with the Company.

(zz)          “Pre-Bonus Operating Income” for a given Fiscal Year shall mean earnings (i) before (w) income tax expense, (x) amortization of intangibles resulting from the Contribution and the acquisition of the Interests as contemplated hereby and by the Purchase Agreement, (y) any reduction for the Bonus Pool of the Company for such Fiscal Year and (z) any charge relating to the payment of severance under Section 4(a) of the employment agreements with George Tharakan or Michael G. Mayfield following a termination of employment thereof without the consent of Mr. Mayfield, but (ii) after the effect of any development fee payable by the Company to Nuveen as provided in Section 8.1(a).

(aaa)       “Prior Agreement” has the meaning set forth in the recitals hereto.

(bbb)      “Purchase Agreement” has the meaning set forth in the recitals hereto.

(ccc)       “Residual Profits Amount” has the meaning set forth in Section 3.5(b).

(ddd)      “Securities Act” shall mean the Securities Act of 1933, as amended.

(eee)       “Transfer” has the meaning set forth in Section 5.1.

(fff)         “Variable Participation Percentage” is a percentage equal to (i) 25% for Fiscal Year 2005, (ii) 30% for Fiscal Years 2006 and 2007 and (iii) thereafter shall be no less than 20% and no greater than 30% as mutually agreed upon by Nuveen and the Non-Managing Members on an annual basis; provided that in the absence of any such agreement, the Variable Participation Percentage shall be 25%; provided further that for Fiscal Years 2010 and thereafter, the Variable Participation Percentage shall not exceed the Variable Participation Percentage for Fiscal Year 2009 unless otherwise mutually agreed.

ARTICLE II

ORGANIZATION AND GENERAL PROVISIONS

Section 2.1             Name of the Company. The name of the Company stated in its amended Articles of Organization, filed on July 19, 2005, is “Santa Barbara Asset Management, LLC.”

Section 2.2             Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

Section 2.3             Registered Office; Registered Agent. The registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust

Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent of the Company at such address is The Corporation Trust Company.

Section 2.4             Principal Office. The principal office of the Company is located at 200 East Carrillo Street, Santa Barbara, California.

Section 2.5             Term. The Company shall continue in existence until the Company is dissolved as provided in this Agreement or the Act.

Section 2.6             Members. The name and mailing address of each Member is set forth on Exhibit A hereto.

Section 2.7             Title to Property. A Member’s interest in the Company (each, an “Interest”) shall for all purposes be personal property. No holder of Interests or Member shall have any interest in specific Company assets or property, including assets or property contributed to the Company by such Member as a part of any capital contribution. The Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware.

Section 2.8             Fiscal Year. The Fiscal Year of the Company (the “Fiscal Year”) shall be from January 1st to December 31st; provided that the Fiscal Year for the year 2005 shall be deemed to be the period from the effective date hereof to December 31, 2005.

ARTICLE III

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS AND ALLOCATIONS;
DISTRIBUTIONS

Section 3.1             Classes of Membership Interests; Capital Contributions. There shall be five classes of Interests: “Class 1 Interests,” “Class 2A Interests,” “Class 2B Interests,” “Class 5 Interests,” and “Class 6 Interests.” The Company may in its discretion issue certificates to the Members representing the Interests held by each Member. As of the effective date hereof, Nuveen has acquired the Class 1 Interests previously held by Old SBAM, and the initial capital account of Nuveen shall be the capital account of Old SBAM immediately prior to such acquisition, as shown on Exhibit B hereto. In addition, as of the effective date hereof, Management LLC has acquired the Class 2, 2A, 5 and 6 Interests previously held by certain employees of the Company, and the initial capital account of Management LLC shall be the aggregate of the capital accounts of such employees, as shown on Exhibit B hereto. The assets and liabilities of the Company shall be held as a whole and shall not be accounted for separately for each class of Interests. The Members shall not be obligated to make any capital contributions to the Company, and all Interests issued to the Members shall be nonassessable.

Section 3.2             Capital Accounts. A separate capital account shall be maintained for each Member and such capital accounts shall be maintained in accordance with the provisions of § 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder. Except as expressly set forth herein, no Member shall be entitled to withdraw any portion of its capital account. No Member shall be entitled to receive any interest on its capital account. The original capital account established for any Member who acquires any Interests by virtue of a Transfer in accordance with the terms of this Agreement shall be in the same amount as, and shall replace, the capital account of the transferor of such Interests, and, for purposes of this Agreement, such Member shall be deemed to have made the capital contributions made by the transferor of such Interests (or made by such transferor’s predecessor in interest). In the event the transferor of such Interests retains any Interests, the transferor shall transfer a pro rata portion of the transferor’s capital account associated with such Interests to the transferee. Upon liquidation of the Company or of any Member’s Interest (in each case as defined in Treasury Regulations Section 1.704-1(b)(2)(ii)(g)), liquidating distributions shall in all cases be made in accordance with the positive capital account balances of the Members, as determined after taking into account all capital account adjustments for the taxable year of the Company during which such liquidation occurs (other than those made pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(b)(2) and -1(b)(2)(ii)(b)(3)), by the end of such taxable year (or, if later, within 90 days after the date of such liquidation). No Member shall be entitled to, and each Member hereby waives, any rights that it may have pursuant to Section 18-604 of the Act, as amended.

Section 3.3             Allocation of Net Profit and Net Loss.

(a)           Subject to Section 3.3(c), for each Fiscal Year, if the Company has a Net Profit for the Fiscal Year, such Net Profit shall be allocated among the Members for purposes of maintaining the Members’ capital accounts in the following manner:

(1)           First, to all Class 2A Members in proportion to their respective Class 2A Interests until the cumulative amounts allocated to the Class 2A Members pursuant to this Section 3.3(a)(1) (net of cumulative Net Loss allocated to the Class 2A Members in prior Fiscal Years) equal the cumulative amounts required to be distributed to the Class 2A Members pursuant to Section 3.4(e) with respect to the current and each prior Fiscal Year (disregarding the limitation set forth in Section 3.4(k));

(2)             Second, to all Class 2B Members in proportion to their respective Class 2B Interests until the amounts allocated to the Class 2B Members pursuant to this Section 3.3(a)(2) (net of cumulative Net Loss allocated to the Class 2B Members in prior Fiscal Years) equal the cumulative amounts required to be distributed to the Class 2B Members pursuant to Section 3.4(f) with respect to the current and each prior Fiscal Year (disregarding the limitation set forth in Section 3.4(k));

(3)             Third, to all Class 5 Members in proportion to their respective Class 5 Interests until the amounts allocated to the Class 5 Members pursuant to this Section 3.3(a)(3) (net of cumulative Net Loss allocated to the Class 5 Members in prior Fiscal Years) equal the cumulative amounts required to be distributed to the Class 5 Members pursuant to Sections 3.4(g) with respect to the current and each prior Fiscal Year (disregarding the limitation set forth in Section 3.4(k)); and

(4)                                       Fourth, to all Class 6 Members in proportion to their respective Class 6 Interests until the amounts allocated to the Class 6 Members pursuant to this Section 3.3(a)(4) (net of cumulative Net Loss allocated to the Class 6 Members in prior Fiscal Years) equal the cumulative amounts required to be distributed to the Class 6 Members pursuant to Sections 3.4(h) with respect to the current and each prior Fiscal Year (disregarding the limitation set forth in Section 3.4(k)); and

(5)                                       Thereafter, solely to the Class 1 Members in proportion to their respective Class 1 Interests.

(b)                                 For each Fiscal Year, if the Company has a Net Loss for the Fiscal Year, such Net Loss shall be allocated:

(1)                             First, to the Class 1 Members in proportion to their respective positive capital account balances until such balances are reduced to zero;

(2)                             Second, to the Class 2A Members, Class 2B Members, Class 5 Members, and Class 6 Members in proportion to their respective positive capital account balances until such balances are reduced to zero; and

(3)                             Thereafter, solely to the Class 1 Members in proportion to their respective Class 1 Interests.

(c)                                  Upon completion of any Post-Effective Gain Transaction, an amount of Net Profit equal to the resulting Post-Effective Gain shall be allocated among the Members for purposes of maintaining the Members’ capital accounts in the same proportions in which the Post-Effective Gains are distributed as provided in Section 3.4(j).

(d)                                 It is the intent of the Members that each Member’s distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated in accordance with this Section 3.3 to the fullest extent permitted by §§ 704(b) and (c) of the Code and the Treasury Regulations promulgated thereunder.

(e)                                  For purposes of this Section 3.3, Depreciation shall be allocated solely to the Class 1 Members in proportion to their Class 1 Interests. A portion of the gain attributable to the sale or other disposition of a Company asset (including any gain treated as recognized upon the upward revaluation of the Gross Asset Value of a Company asset), in a cumulative amount up to the amount of Depreciation previously recognized with respect to such asset, shall be allocated solely to the Class 1 Members in proportion to their respective Class 1 Interests.

Section 3.4                                      Distributions.

(a)                                  Except as provided in Section 3.4(e), (f), (g), (h), and (i), no Member shall be entitled to receive any distribution from the Company without the consent of the Managing Member. The distributions payable under this Section 3.4 with respect to any Interest for a given Fiscal Year shall be payable to the Member who holds such Interests of record as of the end of such Fiscal Year.

(b)                                 For Fiscal Year 2005, the “Class 2A Preferred Return” shall be equal to the product of (A) Operating Income and (B) 4.67%. For Fiscal Year 2006, the Class 2A Preferred Return shall be equal to the product of (A) (i) Pre-Bonus Operating Income multiplied by the result obtained by subtracting the Variable Participation Percentage from one less (ii) the Class 1 Amount and (B) 10.00% (provided that if this amount as calculated is less than zero then it shall be equal to zero). For Fiscal Year 2007, the “Class 2A Preferred Return” shall be equal to zero. For each Fiscal Year after Fiscal Year 2007, the “Class 2A Preferred Return” shall be equal to the product of (A) Pre-Bonus Operating Income for such Fiscal Year less Pre-Bonus Operating Income for Fiscal Year 2007 and (B) 25.00% (provided that if this amount as calculated is less than zero then it shall be equal to zero).

(c)                                  For Fiscal Year 2005, the “Class 5 Preferred Return” shall be equal to the product of (A) Operating Income and (B) 1.00% (provided that if this amount as calculated is less than zero then it shall be equal to zero). For Fiscal Years 2006, 2007, and 2008, the Class 5 Preferred Return shall be equal to the product of (A) (i) Pre-Bonus Operating Income multiplied by the result obtained by subtracting the Variable Participation Percentage from one less (ii) the Class 1 Amount and (B) 2.00% (provided that if this amount as calculated is less than zero then it shall be equal to zero). For each year after Fiscal Year 2008, the “Class 5 Preferred Return” shall be equal to zero.

(d)                                 For Fiscal Year 2005, the “Class 6 Preferred Return” shall be equal to the product of (A) Operating Income and (B) 1.00% (provided that if this amount as calculated is less than zero then it shall be equal to zero). For Fiscal Years 2006, 2007, 2008, and 2009, the “Class 6 Preferred Return” shall be equal to the product of (A) (i) Pre-Bonus Operating Income multiplied by the result obtained by subtracting the Variable Participation Percentage from one less (ii) the Class 1 Amount and (B) 2.00% (provided that if this amount as calculated is less than zero then it shall be equal to zero). For each year after Fiscal Year 2009, the “Class 6 Preferred Return” shall be equal to zero.

(e)                                  For each of Fiscal Years 2005 and 2006, as promptly as practicable after the close of such Fiscal Year, each Class 2A Member shall be entitled to receive a distribution equal to its pro rata portion (based on the percentage of all of the Class 2A Interests it holds) of the Class 2A Preferred Return. For each Fiscal Year after Fiscal Year 2006, as promptly as practicable after the close of such Fiscal Year, each Class 2A Member shall be entitled to receive a distribution equal to its pro rata portion (based on the percentage of all of the Class 2A Interests it holds) of the sum of (A) the excess, if any, up to but not in excess of the Class 2A Cap, of (i) Operating Income for such Fiscal Year over (ii) the sum of (w) any distributions that the Class 1 Members are entitled to receive in respect of such Fiscal Year pursuant to Section 3.4(i), (x) the Class 5 Preferred Return, (y) the Class 6 Preferred Return and (z) the Class 2A Preferred Return and (B) the Class 2A Preferred Return.

(f)                                    For each Fiscal Year after Fiscal Year 2006, as promptly as practicable after the close of such Fiscal Year, each Class 2B Member shall be entitled to receive a distribution equal to its pro rata portion (based on the percentage of all of the Class 2B Interests it holds) of the excess, if any, up to but not in excess of the Class 2B Cap, of (A) Operating Income for such Fiscal Year over (B) the sum of (i) any distributions that the Class 1 Members are entitled to receive in respect of such Fiscal Year pursuant to Section 3.4(i) (ii) any distributions that the Class

2A Members are entitled to receive in respect of such Fiscal Year pursuant to Section 3.4(e), (iii) the Class 5 Preferred Return, and (iv) the Class 6 Preferred Return.

(g)                                 For each of Fiscal Years 2005 through 2008, as promptly as practicable after the close of such Fiscal Year, each Class 5 Member shall be entitled to receive a distribution equal to its pro rata portion (based on the percentage of all of the Class 5 Interests it holds) of the Class 5 Preferred Return. In addition, for each Fiscal Year after Fiscal Year 2008, as promptly as practicable after the close of such Fiscal Year, each Class 5 Member shall be entitled to receive a distribution equal to its pro rata portion (based on the percentage of all of the Class 5 Interests it holds) of the excess, if any, but not in excess of the Class 5 Cap, of (A) Operating Income for such Fiscal Year over (B) the sum of (i) any distributions that the Class 1 Members are entitled to receive in respect of such Fiscal Year pursuant to Section 3.4(i), (ii) any distributions that the Class 2A Members are entitled to receive in respect of such Fiscal Year pursuant to Section 3.4(e) and (iii) any distributions that the Class 2B Members are entitled to receive in respect of such Fiscal Year pursuant to Section 3.4(f), and (iv) the Class 6 Preferred Return.

(h)                                 For each of Fiscal Years 2005 through 2009, as promptly as practicable after the close of such Fiscal Year, each Class 6 Member shall be entitled to receive a distribution equal to its pro rata portion (based on the percentage of all of the Class 6 Interests it holds) of the Class 6 Preferred Return. In addition, for each Fiscal Year after Fiscal Year 2009, as promptly as practicable after the close of such Fiscal Year, each Class 6 Member shall be entitled to receive a distribution equal to its pro rata portion (based on the percentage of all of the Class 6 Interests it holds) of the excess, if any, of (A) Operating Income for such Fiscal Year over (B) the sum of (i) any distributions that the Class 1 Members are entitled to receive in respect of such Fiscal Year pursuant to Section 3.4(i), (ii) any distributions that the Class 2A Members are entitled to receive in respect of such Fiscal Year pursuant to Section 3.4(e), (iii) any distributions that the Class 2B Members are entitled to receive in respect of such Fiscal Year pursuant to Section 3.4(f), and (iv) any distributions that the Class 5 Members are entitled to receive in respect of such Fiscal Year pursuant to Section 3.4(g).

(i)                                     As promptly as practicable after the close of each Fiscal Year, each Class 1 Member shall be entitled to receive a distribution equal to its pro rata portion (based on the percentage of all of the Class 1 Interests it holds) of:

(1)                                            for Fiscal Year 2005, the product of (A) Operating Income for such Fiscal Year and (B) 93.33% (provided that if this amount as calculated is less than zero then it shall be equal to zero);

(2)                                            for Fiscal Year 2006 and each Fiscal Year thereafter, the lesser of (A) Operating Income for such Fiscal Year and (B) the sum of (i) the Class 1 Residual Return for such Fiscal Year and (ii) the Class 1 Amount (provided that if this amount as calculated is less than zero then it shall be equal to zero).

(j)                                     Promptly following the completion of any Post-Effective Gain Transaction, each (i) Class 2A Member shall be entitled to receive a distribution equal to its pro rata portion (based on the percentage of Class 2A Interests it holds) of 4.00% of any Post-Effective Gain, (ii) Class 5 Member shall be entitled to receive a distribution equal to its pro rata portion (based on the percentage of Class 5 Interests it holds) of 3.00% of any Post-Effective Gain, (iii) Class 6 Member shall be entitled to receive a distribution equal to its pro rata portion (based on the percentage of Class 6 Interests it holds) of 3.00% of any Post-Effective Gain, and (iv) Class 1 Member shall be entitled to receive a distribution equal to its pro rata portion (based on the percentage of Class 1 Interests it holds) of the remainder of the Post-Effective Gain.

(k)                                  Notwithstanding the foregoing, in the event that the amount distributable under Sections 3.4(e), (f), (g), (h) and (i) would exceed the Net Profit for the Fiscal Year, the Managing Member shall have the authority to reduce such distributions to an amount equal to such Net Profit; provided that such reduction shall be made in the following order: (i) first, to the amount distributable under Section 3.4(h), (ii) second, to the amount distributable under Section 3.4(g), (iii) third, to the amount distributable under Section 3.4(f), (iv) fourth, to the amount distributable under Section 3.4(e), and (v) fifth, to the amount distributable under Section 3.4(i). In the event of any such reduction, the amount distributable by the Company under such Sections in subsequent Fiscal Years shall be increased by the amount of the prior reduction to the extent that the Net Profits in subsequent Fiscal Years exceed the amounts distributable under Sections 3.4(e), (f), (g), (h) and (i) with respect to such Fiscal Years.

Section 3.5                                      Class 1 Residual Return and Residual Profits Amount.

(a)

(1)                                   For Fiscal Years 2006 and 2007, the “Class 1 Residual Return” shall be equal to the greater of (A) $0 and (B) Operating Income for such Fiscal Year minus the sum of (i) the Class 1 Amount and (ii) the Residual Profits Amount for such Fiscal Year.

(2)                                       For Fiscal Years 2008 and 2009, the “Class 1 Residual Return” shall be equal to the greater of (A) $0 and (B) Operating Income for such Fiscal Year minus the sum of (i) the Class 1 Amount, (ii) the lesser of the Class 2A Cap and the Class 2A Amount, (iii) the Class 2A Preferred Return, (iv) the lesser of the Class 2B Cap and the Class 2B Amount and (v) the Residual Profits Amount for such Fiscal Year.

(3)                                       For Fiscal Year 2010 and each Fiscal Year thereafter, the “Class 1 Residual Return” shall be equal to the greater of (A) $0 and (B) Operating Income for such Fiscal Year minus the sum of (i) the Class 1 Amount, (ii) the lesser of the Class 2A Cap and the Class 2A Amount, (iii) the Class 2A Preferred Return, (iv) the lesser of the Class 2B Cap and the Class 2B Amount, (v) the lesser of the Class 5 Cap and the Class 5 Amount, and (vi) the Residual Profits Amount for such Fiscal Year, provided that the “Class 1 Residual Return” for Fiscal Year 2011 and each Fiscal Year thereafter shall not exceed 110.00% of the Class 1 Residual Return for the prior Fiscal Year.

(b)

(1)                                       The “Residual Profits Amount” for Fiscal Year 2006 shall be equal to the product of (A) the amount by which the product of (i) Pre-Bonus Operating

Income and (ii) 1 minus the Variable Participation Percentage exceeds the Class 1 Amount and (B) 14.00% (provided that if this amount as calculated is less than zero then it shall be equal to zero).

(2)                                  The “Residual Profits Amount” for Fiscal Year 2007 shall be equal to the sum of (A) the product of (i) the amount by which the product of (x) Pre-Bonus Operating Income and (y) 1 minus the Variable Participation Percentage exceeds (z) the Class 1 Amount and (ii) 4.00% (provided that if this amount as calculated is less than zero then it shall be equal to zero) and (B) the following formula:

T x C x 0.0833

(3)                                  The “Residual Profits Amount” for Fiscal Year 2008 shall be equal to the product of (A) the amount by which the product of (i) Pre-Bonus Operating Income and (ii) 1 minus the Variable Participation Percentage exceeds (iii) the Class 1 Amount and (B) 4.00% (provided that if this amount as calculated is less than zero then it shall be equal to zero).

(4)                                  The “Residual Profits Amount” for Fiscal Year 2009 shall be equal to the sum of (A) the product of (i) the amount by which the product of (x) Pre-Bonus Operating Income and (y) 1 minus the Variable Participation Percentage exceeds (z) the Class 1 Amount and (ii) 2.00% (provided that if this amount as calculated is less than zero then it shall be equal to zero) and (B) the following formula:

T x C x 0.0833

(5)                                  The “Residual Profits Amount” for Fiscal Year 2010 and each Fiscal Year thereafter shall be equal to the result of the following formula:

(T - P) x C x 0.0833

(6)                                  In each case, where:

T =                              $20,000,000 for Fiscal Year 2007 and $70,000,000 for each of Fiscal Year 2009 and Fiscal Year 2010, and for each Fiscal Year thereafter shall equal 115.00% of T for the prior Fiscal Year;

P =                               the cumulative amount that would have been paid by the Managing Member to the Non-Managing Members through the end of Fiscal Year 2010 upon exercise of all of its Call Rights exercisable up to such time with respect to the Class 5 Interests of the Non-Managing Members less the amount paid that would have been paid with respect to the capital contributions with respect to such Interests; and

C =                              for Fiscal Year 2007: the sum of (A) a fraction, (i) the numerator of which is Pre-Bonus Operating Income for such Fiscal Year minus the quotient of (x) $4,550,000 divided by (y) one minus the Variable Participation Percentage and (ii) the denominator of which is the quotient of (x) $4,444,444.44 divided by (y) one minus the Variable Participation Percentage; provided that if the foregoing fraction as so calculated is less than 0, then such fraction shall be 0 and if the foregoing fraction as so calculated is greater than 0.5, then such fraction shall be 0.5 and (B) a fraction, (i) the numerator of which is Pre-Bonus Operating Income for such Fiscal Year minus the quotient of (x) $6,800,000 divided by (y) one minus the Variable Participation Percentage and (ii) the denominator of which is the quotient of (x) $2,197,800 divided by (y) one minus the Variable Participation Percentage; provided that if the foregoing fraction as so calculated is less than 0, then such fraction shall be 0 and if the foregoing fraction as so calculated is greater than 1, then such fraction shall be 1;

for Fiscal Year 2009: a fraction, (A) the numerator of which is Pre-Bonus Operating Income through the end of such Fiscal Year minus the quotient of (i) $9,000,000 divided by (ii) one minus the Variable Participation Percentage and (B) the denominator of which is the quotient of (i) $17,500,000 divided by (ii) one minus the Variable Participation Percentage; provided that if the foregoing fraction as so calculated is less than 0, then such fraction shall be 0 and if the foregoing fraction as so calculated is greater than 1, then such fraction shall be 1; and

for Fiscal Year 2010 and for each Fiscal Year thereafter: a fraction, (A) the numerator of which is the product of (i) Pre-Bonus Operating Income for such Fiscal Year minus the greater of (x) Pre-Bonus Operating Income For Fiscal Year 2009 and (y) the quotient obtained by dividing (1) $10,000,000 by (2) one minus the Variable Participation Percentage, (ii) 3.5, and (iii) one minus the Variable Participation Percentage and (B) the denominator of which is T minus P; provided that if the foregoing fraction as so calculated is less than 0, then such fraction shall be 0 and if the foregoing fraction as so calculated is greater than 1, then such fraction shall be 1; provided further that if T – P is equal to zero, the foregoing fraction shall be 1.

ARTICLE IV

MANAGEMENT OF THE COMPANY

Section 4.1                                      Management in General.

(a)                                  The management and control of the business of the Company shall be vested exclusively in a position entitled the “Managing Member,” and the Managing Member shall have exclusive power and authority, in the name of and on behalf of the Company, to perform all acts and do all things which, in its sole discretion, it deems necessary or desirable to conduct the business of the Company; with or without the vote or consent of the Members in their capacity as such, except as specifically provided in this Agreement. Members, in their capacity as such, shall have no right to amend or terminate this Agreement or to appoint, select, vote for or remove the Managing Member, the officers or their agents or to exercise voting rights or call a meeting of the Members, except as specifically provided in this Agreement. No Member other than the Managing Member shall have the power to sign for or bind the Company to any agreement or document in its capacity as a Member, but the Managing Member may delegate the power to sign for or bind the Company to one or more officers.

(b)                                 The authority of the Managing Member over the conduct of the affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act. The Managing Member shall, subject to all applicable provisions of this Agreement and the Act, be authorized in the name of and on behalf of the Company: (i) to enter into, execute, amend, supplement, acknowledge and deliver any and all contracts, agreements, leases or other instruments for the operation of the Company’s business; and (ii) in general to do all things and execute all documents necessary or appropriate to conduct the business of the Company, or to protect and preserve the Company’s assets, any such action taken by the Managing Member being sufficient to bind the Company and conclusively evidencing the authority of the Managing Member and the Company with respect thereto. The Managing Member may delegate any or all of the foregoing powers to one or more of the officers.

(c)                                  The Managing Member need not be a resident of the State of Delaware. The Managing Member is required to be a Member or an Affiliate of a Member, and shall hold office until its resignation or removal in accordance with the provisions hereof. As of the date hereof, the Managing Member shall be Nuveen. The Managing Member shall devote such time to the business and affairs of the Company as it deems necessary, in its sole discretion, for the performance of its duties, but in any event shall not be required to devote full time to the performance of such duties and may delegate such duties and responsibilities as provided in this Agreement.

(d)                                 Any Person dealing with the Company, the Managing Member or any Member may rely upon a certificate signed by the Managing Member as to (i) the identity of the Managing Member or any Member; (ii) any factual matters relevant to the affairs of the Company; (iii) the Persons who are authorized to execute and deliver any document on behalf of the Company; or (iv) any action taken or omitted by the Company or the Managing Member.

(e)                                  The Managing Member (whether an initial or a successor Managing Member) shall cease to be the Managing Member upon the earlier of (i) such Managing Member’s resignation or (ii) such Managing Member’s removal pursuant to the affirmative vote of the Members holding a majority of the Class 1 Interests. Any vacancy in the Managing Member position, whether occurring as a result of a Managing Member resigning or being removed, may be filled by appointment of a successor by the Members holding a majority of the Class 1 Interests.

(f)                                    Notwithstanding anything to the contrary contained herein, any merger or consolidation of the Company with an unaffiliated Person, and any sale of all or substantially all of the assets of the Company to any such Person, shall require the consent of the Members holding a majority of the Interests of each Class then outstanding.

Section 4.2                                    Management Expenses. The Company shall pay or reimburse the Managing Member for all reasonable travel expenses incurred by the Managing Member in accordance with its duties as Managing Member as well as (i) any out-of-pocket expenses incurred by the Managing Member in its role acting as Managing Member and (ii) the applicable portion of any expenses incurred by the Managing Member in connection with any initiative which involves the Company and one or more of the other Affiliates of the Managing Member.

Section 4.3                                    Executive Committee and Officers. The Company shall have a committee entitled the “Executive Committee,” initially consisting of one member: Michael G. Mayfield. The Executive Committee shall be responsible for the day-to-day affairs and operations of the Company and shall otherwise have such powers and duties as from time to time may be conferred by the Managing Member. The Managing Member may also appoint a President, Treasurer, Secretary and other officers of the Company. All officers so designated shall each have such powers and duties as from time to time may be conferred by the Managing Member. The members of the Executive Committee and the officers of the Company shall have the power to execute documents and contracts on behalf of the Company necessary in the ordinary course of business of the Company to the extent not inconsistent with the terms hereof. Each member of the Executive Committee and officer shall hold office until his or her successor shall be duly designated and qualified or until his or her death, until he or she shall resign, or until he or she shall have been removed, either with or without cause, by the Managing Member; provided that a member of the Executive Committee must be at all times an employee of the Company or its subsidiaries, and upon the termination of such employment, such member shall immediately, and without further action, cease to serve as a member of the Executive Committee. The Executive Committee will have authority to make hiring and firing decisions (1) for portfolio management, research and trading team personnel in consultation with the Managing Member and (2) for senior marketing, client service and administration personnel with the prior consent of the Managing Member, which consent shall not be unreasonably withheld. The salaries and other compensation, if any, of the officers and employees of the Company shall be determined by the Executive Committee on an annual basis and in consultation with the Managing Member, and subject to the Bonus Pool parameters set forth in Section 4.4; it being understood and agreed that each Fiscal Year the Managing Member and the Executive Committee shall agree as to the amount of variable base compensation to be payable to the employees of the Company for such Fiscal Year, which amount shall not be considered part of the Bonus Pool, and which amount shall be taken into account in determining Pre-Bonus

Operating Income for the applicable Fiscal Year (provided that if the Managing Member and the Executive Committee fail to agree in any Fiscal Year as to the amount of the variable base compensation, the aggregate variable base compensation payable to all employees of the Company shall be $2 million). Any delegation pursuant to this Section 4.3 may be revoked at any time by the Managing Member. Any change to the benefits and/or compensation arrangements of any member of the Executive Committee must be approved in advance by the Managing Member in writing.

Section 4.4                                    Bonus Pool. The total annual bonus pool of the Company for a given Fiscal Year (“Bonus Pool”) will be equal to an amount up to 30.00% of the Pre-Bonus Operating Income for such Fiscal Year as mutually agreed upon by Nuveen and the Non-Managing Members on an annual basis; provided that Bonus Pool for the period from the date hereof through the Fiscal Year ending December 31, 2005 shall be 25.00% of the Pre-Bonus Operating Income for such partial Fiscal Year. The minimum Bonus Pool as a percentage of Pre-Bonus Operating Income shall be: 7.50% in 2006; 7.50% in 2007; 7.50% in 2008; 7.50% in 2009; 7.50% in 2010; and, 7.50% in 2011 and thereafter. Allocations of the Bonus Pool to individual employees and officers of the Company shall be made at the discretion of the Executive Committee in consultation with the Managing Member.

ARTICLE V

TRANSFER OF INTERESTS; ADMISSION OF ADDITIONAL
MEMBERS; CALL RIGHT

Section 5.1                                      Transferability of Interests. Except as set forth in Section 5.3, a Member may not assign, sell, transfer or otherwise dispose of, whether voluntarily or involuntarily, in whole or in part (any such transaction, “Transfer”), any of its Interests unless the Member obtains the Managing Member’s prior written consent, which may be granted or withheld in the Managing Member’s sole discretion, and no such transferee shall become a Member without such consent. A Member may not pledge or encumber, whether voluntarily or involuntarily, in whole or in part, any of its Interests unless the Member obtains the Managing Member’s prior written consent. Upon the admission of any such transferee as a Member, such transferee must become a party to this Agreement as a Member and, if such Person was a transferee of a Non-Managing Member, as a Non-Managing Member, and be bound by the terms of this Agreement, including, but not limited to, Section 5.3 in the case of a transferee of a Non-Managing Member, and the transferring Member shall be relieved of all rights, interests and obligations arising under this Agreement subsequent to such transfer with respect to such Interest or Interests being transferred, and if the transferring Member no longer holds any Interest, the transferring Member shall be relieved of all rights, interests and obligations arising under this Agreement, except with respect to any breach of this Agreement arising prior to such Transfer. Any purported Transfer, pledge or encumbrance of any Interest or any part thereof not in compliance with this Agreement shall be void and of no force or effect. Notwithstanding the foregoing, Old SBAM may transfer the Class 1 Interests to Nuveen pursuant to the Purchase Agreement, and the Employee Members may transfer the Class 2A, 2B, 5 and 6 Interests held by them to Management LLC as contemplated by the Award Agreements.

Section 5.2                                    Admission of Additional Members. Except as provided in Section 5.1, one or more additional Class 2A Members, Class 2B Members, Class 5 Members or Class 6 Members may be admitted to the Company only with the consent of all of the Members. Except as provided in Section 5.1, one or more additional Class 1 Members may be admitted to the Company upon consent of the Managing Member.

Section 5.3                                      Call Right.

(a)                                  The Managing Member will have the right (individually, a “Call Right” and collectively, the “Call Rights”) at its election to require the Non-Managing Members to sell their respective Class 2A Interests, Class 2B Interests, Class 5 Interests and Class 6 Interests to the Managing Member in accordance with this Section 5.3 for a per Interest purchase price equal to the Fair Market Value for such Interest to be paid in cash, or if the Managing Member and the Non-Managing Members mutually agree, in a combination of cash and common stock of the Managing Member or its Affiliates. The Managing Member may exercise its Call Rights once during the first quarter of Fiscal Years 2008, 2010 and 2012 with respect to 100.00% of the Class 2A and 2B Interests (it being understood that the Class 2A Interests and the Class 2B Interests must be called together), once during the first quarter of Fiscal Years 2010, 2011 and 2012 with respect to 100.00% of the Class 5 Interests and once during the first quarter of Fiscal Years 2011 and 2012 with respect to 100.00% of the Class 6 Interests in each case upon written notice to the Non-Managing Members delivered no later than February 15 of such Fiscal Year; provided, however, that the Managing Member may not exercise its Call Right with respect to (i) the Class 5 Interests unless it shall first have exercised its Call Right with respect to the Class 2A and 2B Interests, or (ii) the Class 6 Interests unless it shall first have exercised its Call Right with respect to the Class 5 Interests. Such written notice will set forth the amount of Class 2A Interests, Class 2B Interests, Class 5 Interests and Class 6 Interests held by Non-Managing Members that the Managing Member is purchasing and the Closing Date on which such purchase will occur, which shall not be more than 10 business days after such notice is given to the Non-Managing Members.

(b)                                 [Intentionally Omitted.]

(c)                                  For any Interest that is a Call Interest, the “Fair Market Value” of such Interest is equal to the product of the Fair Market Multiple multiplied by the aggregate distributions in respect of such Interest pursuant to Section 3.4(e), Section 3.4(f), Section 3.4(g) or Section 3.4(h), as the case may be, without giving effect to reductions, if any, to such distributions pursuant to Section 3.4(k), for the Fiscal Year immediately preceding the Fiscal Year in which the Call Right is exercised; provided that in no event shall the aggregate Fair Market Value for all Interests called in any given Fiscal Year be less than $1,000.

(d)                                 On a given Closing Date, the Non-Managing Members shall transfer the applicable Call Interests to the Managing Member free and clear of all liens and encumbrances and will execute all instruments and documents necessary to transfer such Call Interests to the Managing Member, and the Managing Member will transfer to the Non-Managing Members the consideration for such Call Interests. Following the Closing Date, upon the request of the Managing Member, the Non-Managing Members shall execute such further instruments and documents and perform such further acts as may be reasonably required to carry out the transactions contemplated by this Section 5.3.

(e)                                  As of any Closing Date, the Non-Managing Members shall cease to hold the Interests purchased on the Closing Date, and shall cease to hold the portion of their respective capital accounts attributed to such Interests, if any, and shall no longer have any rights with respect to such portion of such Interests.

ARTICLE VI

DISSOLUTION AND TERMINATION

Section 6.1                                      Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of all of the Members, or (b) entry of a decree of judicial dissolution pursuant to § 18-802 of the Act. The Managing Member shall promptly notify the Members of any dissolution of the Company.

Section 6.2                                      Liquidation. Upon the dissolution of the Company, the Managing Member, or if there is none, the Person or Persons approved by Members holding a majority of the Class 1 Interests shall carry out the winding up of the Company and shall immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Members shall continue to share in allocations and distributions during liquidation in the same proportions, as specified in Sections 3.3 and 3.4, as before liquidation. The proceeds of liquidation shall be distributed as set forth in Section 3.2.

Section 6.3                                      Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in Section 6.2 and the Certificate of Formation of the Company shall have been canceled in the manner required by the Act.

Section 6.4                                      Claims of the Members. All Members and former Members shall look solely to the Company’s assets for any return of their capital contributions, if any, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such capital contributions, the Members and former Members shall have no recourse against the Managing Member or any other Member.

ARTICLE VII

RECORDS AND REPORTS

Section 7.1                                      Books and Records. The Company shall, and the officers shall use all commercially reasonable efforts to enable the Company to, keep complete and accurate books of account with respect to the operations of the Company. Such books shall reflect that the

Interests have not been registered under the Securities Act, and that the Interests may not be Transferred without registration under the Securities Act or exemption therefrom and without compliance with Article V. Such books shall be maintained at the principal office of the Company.

Section 7.2                                      Accounting. The Company’s books of account shall be kept on the accrual method of accounting, or on such other method of accounting as the Managing Member may from time to time determine, with the advice of independent public accountants, and shall be closed and balanced at the end of the Fiscal Year. The taxable year of the Company shall be the twelve (12) months ended December 31 or such other taxable year as the Managing Member may designate.

Section 7.3                                      Financial and Compliance Reports. The Company shall furnish to the Members such financial and related information as any such Member may reasonably request.

Section 7.4                                      Meetings. The Company and its officers shall hold such regular meetings at the Company’s principal place of business (or such other location as may be determined by the Managing Member) with representatives of the Managing Member as may be reasonably requested by the Managing Member from time to time. These meetings shall be attended (either in person or by telephone) by such of the officers and other employees of the Company as may be reasonably requested by the Managing Member or any of the officers. The Company will reimburse the reasonable travel expenses of any representative of the Managing Member who attends each such meeting. At each meeting, the officers shall make such presentations regarding the Company and its performance, operations and budgets as may be reasonably requested by the Managing Member, and each of the attendees (whether in person or by telephone) at such meeting shall have the right to submit proposals and suggestions regarding the Company, and the attendees at the meeting shall discuss and consider such proposals and suggestions.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                                      Certain Commitments.

(a)                                  Nuveen will commit up to $5 million in aggregate over the first three years following the effective date hereof for the Company to build breadth and depth in its investment platform (including, e.g., various costs of hiring individuals such as first year base salaries, retention payments, signing bonuses, search fees and relocation allowances) in consultation with Nuveen as the Company seeks to capitalize on scale advantage resulting from the transactions contemplated by the Purchase Agreement. Nuveen will make such funds available over such period as reasonably requested by the Executive Committee in connection with its business plan as discussed and reviewed with Nuveen. Any such expenses of the Company funded by Nuveen will not be taken into consideration in determining Pre-Bonus Operating Income. In addition, in connection with the operation of the business conducted by the Company, certain of the Company’s administrative, legal, compliance, human resources, tax, accounting and other administrative and similar services and personnel will be provided by Nuveen to the Company. The costs of such services and personnel will be allocated to the Company only to the extent of any direct costs occurred by Nuveen or its affiliates and relating to the Company (including any personnel principally dedicated to the Company’s business or any fees paid relating specifically to the Company’s clients’ accounts), which allocated costs shall be taken into consideration in determining Pre-Bonus Operating Income. In addition, the Company will pay to Nuveen a development fee for each Fiscal Year, but only if and to the extent that (i) the Company’s earnings before (x) income tax expense, (y) amortization of intangibles resulting from the Contribution and the acquisition of the Interests as contemplated hereby and by the Purchase Agreement and (z) any reduction for the Bonus Pool of the Company for such Fiscal Year, exceeds (ii) an amount equal to 75.00% of the Company’s revenues for such Fiscal Year.

(b)                                 Nuveen will commit up to $5 million in the aggregate to seed new Company products during the first five (5) years following the effective date hereof as mutually agreed by Nuveen and the Executive Committee.

Section 8.2                                      Indemnification. The Company shall, to the fullest extent authorized by the Act, indemnify and hold harmless any Member, Managing Member, officer or employee (including the members of the Executive Committee) of the Company from and against any and all claims and demands arising by reason of the fact that such Person is, or was, a Member, Managing Member, officer or employee of the Company.

Section 8.3                                      Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, the debts, obligation and liabilities of the Company, whether arising in tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be personally liable for any debt, obligation or liability of the Company solely by reason of being a Member of the Company.

Section 8.4                                      Notices. All notices, requests, elections, consents or demands permitted or required to be made under this Agreement (“Notices”) shall be in writing, signed by the Person or Persons giving such Notice and shall be delivered personally or by confirmed facsimile, or by commercial courier to the other Members, at their addresses set forth on Exhibit A, or at such other addresses as may be supplied by written notice given in conformity with the terms of this Section 8.4. All Notices to the Company shall be made to the Managing Member at the address set forth on Exhibit A, with a copy (which shall not constitute notice) to the President of the Company at the principal offices of the Company. The date of any such personal or facsimile delivery or the date of delivery by an overnight courier shall be the date of such notice.

Section 8.5                                      Consents. Any action that may be taken by the Members at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by or on behalf of the Member or Members holding sufficient Interests to authorize or approve such action at such meeting.

Section 8.6                                      Amendments. Except as otherwise provided in this Agreement, the Managing Member may amend this Agreement without consent of any other Member; provided that (x) any amendment of Section 5.2, 5.3 or 8.6 or Article III (other than any such amendments that do not have an adverse effect on the Class 2A Interests, Class 2B Interests, Class 5 Interests or Class 6 Interests) or (y) any other amendment that materially and adversely affects the rights of one or more classes of Interests relative to the other classes of Interests shall require the approval of (a) Members holding a majority of the Class 1 Interests and (b) Non-Managing Members holding a majority of such affected Interests. This Agreement may be amended as contemplated by the Purchase Agreement without the consent of any Member.

Section 8.7                                      No Partition. No Member, nor any successor-in-interest to any Member, shall have the right while this Agreement remains in effect to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and each Member, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right. It is the intent of the Members that during the term of this Agreement, the rights of the Members and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the right of any Member or successors-in-interest to Transfer or otherwise dispose of his interest in the Company shall be subject to the limitations and restrictions of this Agreement.

Section 8.8                                      Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware.

Section 8.9                                      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

Section 8.10                                Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. The parties hereto shall negotiate to replace such invalid provision with another provision with similar economic effect.

Section 8.11                                Entire Agreement. This Agreement and the schedules and exhibits hereto supersede the prior understandings and agreements among the parties with respect to the subject matter hereof and thereof.

Section 8.12                                Successors and Assigns; No Third Party Beneficiaries. Subject to the restrictions on Transfer set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Members, their respective successors, successors-in-title, heirs and assigns, and each and every successors-in-interest to any Member, whether such successor acquires such interest by way of gift, purchase, foreclosure or by any other method, and each shall hold such interest subject to all of the terms and provisions of this Agreement. No provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the Members and, subject to the restrictions on Transfer set forth herein, their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.

Section 8.13                                Creditor. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of (i) any Member or (ii) the Company, other than a Member who is also a creditor of the Company.

Section 8.14           Interpretation. All terms herein using the singular shall include the plural; all terms using the plural shall include the singular; in each case, the term shall be as appropriate to the context of each sentence. All references to herein, hereof, hereto or similar terms refer to this Agreement and the Exhibits hereto. All references to “Section,” “Article,” “Exhibit” or similar terms refer to the Sections, Articles, Exhibits hereto. Titles or captions of Articles or Sections contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 8.15                                Arbitration of Disputes.

(a)                                  Any dispute arising out of or relating to this Agreement or the negotiation, breach, termination, performance or validity thereof shall be submitted to binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures (the “J.A.M.S. Rules”). If J.A.M.S./Endispute is unable or unwilling to arbitrate the matter, the matter shall be settled by arbitration conducted in accordance with the Center for Public Resources Rules for Non-administered Arbitration of Business Disputes before a neutral advisor selected by the Center for Public Resources from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Los Angeles, California.

(b)                                 In connection with any arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party thereto and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all Persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within forty-five (45) days of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

(c)                                  The parties covenant and agree that they will participate in any such arbitration in good faith.

(d)                                 Each of the parties hereto (A) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (B) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address set forth opposite such party’s name on the Interest Schedule. Each of the parties hereto agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

Section 8.16                                Tax Treatment and Elections. The Company shall be treated as a partnership for income tax purposes, the Members shall be treated as partners for federal income tax purposes and each of the Members agrees to report consistently with such treatment. The Managing Member shall make all elections necessary to give effect to such treatment. The Managing Member shall be the “tax matter partner” of the Company within the meaning of § 6231(a)(7) of the Code and shall have the power to cause the Company to make all elections required or permitted to be made for income tax purposes. Without limiting the generality of the foregoing, the Managing Member shall make and maintain an election under § 754 of the Code on behalf of the Company, and the Members other than the Managing Member shall provide such information and sign such documents as the Managing Member may request to enable the Managing Member to make and maintain such election on behalf of the Company.

Section 8.17                                Liquidation Valuation Safe Harbor. (i) The Company is authorized and directed to elect the liquidation valuation safe harbor provided by proposed Treasury Regulations Section 1.83-3(1) (and any successor provision) and IRS Notice 2005-43 and (ii) the Company and each of its Members (including any person to whom an interest in the Company is transferred in connection with the performance of services) agree to comply with all requirements of such safe harbor with respect to all interests in the Company transferred in connection with the performance of services while such election remains effective.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have made this Agreement effective as of the date and year first above-written.

NUVEEN INVESTMENTS, INC.

By:	/s/ Alan G. Berkshire
	Name:	Alan G. Berkshire
	Title:	Sr. Vice President

200 EAST CARRILLO PARTNERS, LLC

By:	/s/ Michael Mayfield
	Name:	Michael Mayfield
	Title:	President